MG European Equity 10f3
Transactions Q1 2000


	Security Purchased    	Comparison Security    	Comparison Security
Issuer	E.Biscom S.p.A.	Crayfish Co., Ltd.	World Online International N.V.
Underwriters

DLJ, Intermonte Securities

SIM, UniCredit Banca

Mobiliare, CS First Boston, J. Henry Schroder & Co., UBS

AG, Banca Akros, Banca Leonardo, BSCH Bolsa, Caboto SIM, Deutsche Bank AG, Euromobiliare SIM, Interbanca, RASFIM SIM

		MSDW, Nomura Securities International, Inc.	ABN Amro Inc., Goldman Sachs, MSDW, Allen & Co. Inc., JPMorgan Securities Inc., FleetBoston Robertson Stephens,
Years of continuous operation, including predecessors	> 3 Years	> 3 Years	> 3 Years
Security	EBISF	CRFH	WOL
Is the affiliate a manager or co-manager of offering?	co-manager	no	No
Name of underwriter or dealer from which purchased	CSFB/Credit Lyonnais	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	3/30/00	3/8/00	3/16/00

Total amount of offering sold to QIBs	Euro 1,520,000,000	$ -	Euro 2,905,201,217
Total amount of any concurrent public offering	-	$ 106,575,000.00	-
Total	Euro 1,520,000,000	$ 106,575,000.00	Euro 2,905,201,217

Public offering price	Euro 160	$ 24.50	Euro 43
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	Euro 3.2 (2%)	$ 1.029 (4.2%)	Euro 1.29 (3%)

Shares purchased	10,620	n/a	n/a
Amount of purchase	Euro 1,699,200	n/a	n/a

% of offering purchased by fund	0.11%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (must be less than 25%)	0.11%	n/a	n/a